Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Rex Energy Corporation (the “Company”) of our report dated March 3, 2011, with respect to our audit of the consolidated financial statements (before the effects of the retrospective adjustments to the disclosures for a change in the composition of reportable segments discussed in Note 3 to the consolidated financial statements) of the Company for the year ended December 31, 2010, which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

/S/ MALIN, BERGQUIST & COMPANY, LLP

Malin, Bergquist & Company, LLP

Pittsburgh, Pennsylvania

May 17, 2013